INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of the 1st day of April, 1996, by and between VANGUARD/MORGAN GROWTH FUND, INC., a Maryland corporation (the "Fund") and WELLINGTON MANAGEMENT COMPANY, a Delaware corporation (the "Adviser").

     I. Duties of Adviser. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund which the Board of Directors determines to assign to Adviser (the "WMC Portfolio"), to continuously review, supervise and administer the WMC Portfolio's investment program, to determine in its discretion the securities to be purchased or sold and the portion of the WMC Portfolio's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. The Board of Directors may, from time to time, make additions to and withdrawals from, the assets of the Fund assigned to the Adviser. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the WMC Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and the other Funds in the same Fund Group. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Board of Directors of the-Fund such information relating to portfolio transactions as they may reasonably request.

     3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the WMC Portfolio's average month-end net assets for the quarter:


     The Basic Fee, as provided above; shall be increased or decreased by applying an incentive/penalty fee adjustment based on the investment performance of the WMC Portfolio relative to the investment performance of the Growth Fund Stock Index. (The Index measures the performance of the common stock holdings of the 50 largest growth mutual funds, as calculated by Morningstar, Inc.)

     The following table sets forth the adjustment factors to the base advisory fee payable by the Fund to the Adviser under this investment advisory agreement:


 Cumulative 36-Month Performance                     Performance Fee
 versus the Growth Fund Stock Index                      Ad-iustment *


     Under the rules of the Securities and Exchange Commission, the new incentive/penalty fee will not be fully operable until the quarter ending March 31, 1999. Until that date, a "blended" fee rate consisting of varying percentages of (i) the performance adjustment based on the schedule set forth above (the "new rate"), and (ii) the performance adjustment based on the schedule set forth in the Fund's previous investment advisory agreement with the Adviser(1) (the "previous rate") shall be used as follows:

     1. Quarter Ending June 30, 1996. The incentive/penalty fee shall be calculated as the sum of 8.3% (e.g., one of 12 quarters) of the fee payable under the new rate plus 91.7% (e.g., 11 of 12 quarters) of the fee payable under the previous rate.

     2. Quarter Ending September 30, 1996. The incentive/penalty fee shall be calculated as the sum of 16% of the fee payable under the new rate plus 83.4% of the fee payable under the previous rate.

     3. Quarter Ending December 31, 1996. The incentive/penalty fee shall be calculated as the sum of 25% of the fee payable under the new rate plus 75% of the fee payable under the previous rate.






--------------------------------
(1) The previous incentive/penalty fee structure provided that the Basic Fee be increased or decreased by an amount equal to .0375% per annum (.009375 of I% per quarter) of the average month-end assets if the Fund's investment performance for the 36 months preceding the end of the quarter was between 6 and 12 percentage points above or below, respectively, the investment record of the Growth Fund Stock Index and .075% per annum (.01875 of /% per) of the average month-end assets of the Fund if the Fund's investment performance for the 36 months preceding the end of the quarter was twelve percentage points or more above or below, respectively, the investment record of the Growth Fund Stock Index.

     4. Quarter Ending March 31, 1997. The incentive/penalty fee shall be calculated as the sum of 33% of the fee payable under the new rate plus 67% of the fee payable under the previous rate.

     5. Quarter Ending June 30, 1997. The incentive/penalty fee shall be calculated as the sum of 41.6% of the fee payable under the new rate plus 58.4% of the fee payable under the previous rate.

     6. Quarter Ending September 30, 1997. The incentive/penalty fee shall be calculated as the sum of 50% of the fee payable under the new rate plus 50% of the fee payable under the previous rate.

     7. Quarter Ending December 31, 1997. The incentive/penalty fee shall be calculated as the sum of 58.4% of the fee payable under the new rate plus 41.6% of the fee payable under the previous rate.

     8. Quarter Ending March 31, 1998. The incentive/penalty fee shall be calculated as the sum of 67% of the fee payable, under the new rate plus 33% of the fee payable under the previous rate.

     9. Quarter Ending June 30, 1998. The incentive/penalty fee shall be calculated as the sum of 75% of the fee payable under the new rate and 25% of the fee payable under the previous rate.

     10. Quarter Ending September 30, 1998. The incentive/penalty fee shall be calculated as the sum of 83.4% of the fee payable under the new rate plus 16.6% of the fee Payable under the previous rate.

     11. Quarter Ending December 31, 1998. The incentive/penalty fee shall be calculated as the sum of the fee payable under the new rate plus 8.3% of the fee payable under the previous rate.

     12. Quarter Ending March 31, 1999. New rate fully operable.

     For the purpose of determining the fee adjustment for investment performance, as described above, the net assets of the WMC Portfolio shall be averaged over the same period as the investment performance of the WMC Portfolio and the investment record of the Growth Fund Stock Index are computed. The investment performance of the WMC Portfolio for such period, expressed as a percentage of the WMC Portfolio's net asset value per share at the beginning of such period, shall be the sum of: (i) the change in the WMC Portfolio's net asset value per share during such period; (ii) the value of the WMC Portfolio's cash distributions per share having an ex-dividend date occurring within such period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by the WMC Portfolio for undistributed realized long-term capital gains.

     The investment record of the Growth Fund Stock Index for any period, expressed as a percentage of the Growth Fund Stock lndex level at the beginning of such period, shall be the sum of (i) the change in the level of the Growth Fund Stock lndex during such period and (ii) the value, computed consistently with the Growth Fund Stock Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Growth Fund Stock Index. The foregoing notwithstanding, any computation of the investment performance of the WMC Portfolio and the investment record of the Growth Fund Stock Index shall be in accordance with any then applicable rules of the Securities and Exchange Commission.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     4. Other Services. At the request of the Fund, the Adviser in its discretion may make available to the Fund (or to The Vanguard Group, Inc., its Service Company) office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Advisor and billed to the Fund at the Adviser's cost.

     5. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to stockholders, certified copies of their financial statement's, and other information with regard to their affairs as each may reasonably request.

     6. Status of adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     7. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its stockholders to which it might otherwise be subject by reason on any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     8. Permissible Interests. Subject to and in accordance with the corporate charters of the Fund and of the Adviser respectively, directors, agents and stockholders of the Fund are or may be interested in the Fund as directors, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a stockholder or otherwise; and the effect of any such interrelationships shall be governed by said corporate charters and provisions of the Investment Company Act of 1940.

     9. Duration and Termination of this Agreement. This Agreement shall continue in effect until March 31, 1998, and thereafter, only so long as such continuance is approved at least annually by vote of the Fund's Board of Directors, including the vote of a majority of the Directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. In addition, the question of continuance of the Agreement may be presented to the stockholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the

Fund. Provided, however, that (1) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to the Adviser, (2) this Agreement shall automatically terminate in the event of its assignment, and ( 3 ) this Agreement may be terminated by the Adviser on ninety days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment", "interested persons" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

     10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     11. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all portfolio securities held by the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 1st day of April, 1996.


ATTEST:                               VANGUARD/MORGAN GROWTH FUND, INC.



By: Raymond J. Klapinsky              By: John J. Brennan
    -------------------------             ------------------------------
          Secretary                       President and Chief Executive Officer




ATTEST:                               WELLINGTON MANAGEMENT COMPANY




By:                                   By: Duncan M. McFarland
   --------------------------            ---------------------------------
                                          President

                           VANGUARD MORGAN GROWTH FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM


                           Effective September 1, 2002


     This Addendum amends Section 3 of the Investment Advisory Agreement dated April 1, 1996 between VANGUARD MORGAN GROWTH FUND (the "Fund") and WELLINGTON MANAGEMENT COMPANY, LLP (the "Adviser") as follows.

3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the WMC Portfolio's average month-end net assets for the quarter:

     Subject to the Transition Rule described in Section 3.1, the Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the WMC Portfolio relative to the investment performance of the Russell 3000 Growth Index. The investment performance of the WMC Portfolio will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Russell 3000 Growth Index for the same time period. The Adjustment applies as follows:


Cumulative 36-Month Performance of the WMC      Performance Fee Adjustment as a
Portfolio vs. the Russell 3000 Growth Index     Percentage of the Basic Fee*
--------------------------------------------    ----------------------------



3.1 Transition Rule for Calculating the Adviser's Compensation. The fee structure described in Section 3 will not be fully operable until the quarter ending September 30, 2005. Until that date, the Adjustment will be determined by linking the investment performance of the Russell 3000 Growth Index and that of the Growth Fund Stock Index.

1. Quarter Ending September 30, 2002. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the eleven quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month ending September 30, 2002.

2. Quarter Ending December 31, 2002. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the ten quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and one quarter ending December 31,2002.

3. Quarter Ending March 31, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the nine quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and two quarters ending March 31, 2003.

4. Quarter Ending June 30, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the eight quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and three quarters ending June 30, 2003.

5. Quarter Ending September 30, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the seven quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and four quarters ending September 30, 2003.

6. Quarter Ending December 31, 2003. The adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the six quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and five quarters ending December 31,2003.

7. Quarter Ending March 31, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the five quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and six quarters ending March 31, 2004.

8. Quarter Ending June 30, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the four quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and seven quarters ending June 30, 2004.

9. Quarter Ending September 30, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the three quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and eight quarters ending September 30, 2004.

10. Quarter Ending December 31, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the two quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and nine quarters ending December 31, 2004.

11. Quarter Ending March 31, 2005. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the one quarter and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and ten quarters ending March 31, 2005.

12. Quarter Ending June 30, 2005. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and eleven quarters ending June 30, 2005.

13. Quarter Ending September 30, 2005. The benchmark transition is complete.


No Effect on Other Provisions. Except with respect to these fee schedules, all other provisions of the Investment Advisory Agreement dated April 1, 1996 remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed this 22nd day of July, 2002.



ATTEST:                            VANGUARD MORGAN GROWTH FUND

By Sarah Buescher                  John J. Brennan
   ---------------------------     --------------------------------
                                   Chairman, CEO and President


ATTEST:                            WELLINGTON MANAGEMENT COMPANY, LLP

By                                 John H. Gooch
  ----------------------------     ---------------------------------
                                   Title Senior Vice President

ATTEST:
By
  ----------------------------

                           Vanguard Morgan Growth Fund
                     Investment Advisory Agreement Addendum

                             Effective July 1, 2006

This Addendum amends certain sections of the Investment Advisory Agreement dated April 1, 1996, between Vanguard Morgan Growth Fund (the "Fund") and Wellington Management Company, LLP ("Wellington Management," or the "Advisor") as follows:

A. AMENDMENT TO SECTION 1 (DUTIES OF ADVISOR)

The following sentence shall be added to the end of Section 1 of the Agreement:

Pursuant to Rule 17a-10 under the 1940 Act, the Advisor is prohibited from consulting with other advisors of the Fund concerning transactions for the Fund in securities or other assets.

B. AMENDMENT TO SECTION 3 (COMPENSATION OF THE ADVISOR)

The following shall replace the first paragraph of Section 3 of the Agreement in its entirety:

3. COMPENSATION OF ADVISOR. For the services to be rendered by the Advisor as provided in this Agreement, the Fund shall pay to the Advisor at the end of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the WMC Portfolio's average daily net assets for the quarter:



In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Wellington Portfolio during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

C. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms. In particular, and notwithstanding Section B of the Amendment, the performance adjustment will continue to be applied to an asset-base that is calculated using the average month-end net assets over the applicable performance period.

WELLINGTON MANAGEMENT COMPANY, LLP        VANGUARD MORGAN GROWTH FUND
COMPANY, LLP


_______________________ __________        _______________________ __________
Signature               Date              Signature               Date



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